EXHIBIT A
                                       TO
                              MANAGEMENT AGREEMENT
                                THE UNIFIED FUNDS



         The following table sets forth the annual fee for each Fund, based on the average value of its daily net assets.


          Name of Fund                   Fee  Effective Date (Date of Execution)

Starwood Strategic Fund                  1.25%            1/28/98
Laidlaw Fund                             1.25%            1/28/98
First Lexington Balanced Fund            0.75%            1/28/98
Taxable Money Market Fund                0.90%            1/28/98

Select 30 Index Fund                     0.35%            2/16/99
Select 500 Index Fund                    0.35%            2/16/99
Select 2000 Index Fund                   0.35%            2/16/99
Select International Equity Index Fund   0.35%            2/16/99
Select REIT Index Fund                   0.35%            2/16/99
Select Bond Index Fund                   0.35%            2/16/99
Select Internet Fund                     0.35%            2/16/99
Select Money Market Fund                 0.35%            2/16/99






THE UNIFIED FUNDS                   UNIFIED INVESTMENT ADVISERS, INC.


By ____________________________     By ___________________________
         Timothy L. Ashburn               Timothy L. Ashburn
         President                        President

Date ___________________________    By ___________________________
                                          David A. Bogaert
                                          Executive Vice President

                                    Date __________________________